Employment Agreement

Recall Studios, Inc. – John Textor

This Employment Agreement (this “Agreement”) is made and entered into as of August 8, 2018, by and between Recall Studios, Inc., a Florida corporation (the “Company”) and John Vasquez (the “Executive”). The parties acknowledge and agree that this Agreement is entered into in connection with the Closing Share Exchange Agreement and Joinder entered into as of the date hereof by and between the Company, EVOLUTION AI CORPORATION, a Florida corporation (“EAI”) and the shareholders of EAI. The Company and Executive may collectively be referred to as the “Parties” and each individually as a “Party.”

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.	Employment.

(a)	Term. The term of this Agreement (the “Term”) shall begin as of the date first set forth above (the “Commencement Date”) and shall end at the time of the termination of the Executive’s employment in accordance with Section 3.

(b)	Duties. The Executive shall serve as the Chief Executive Officer of the Company and shall report directly to the Board of Directors of the Company (the “Board”). The Executive shall have such duties and responsibilities as are consistent with Executive’s position as Chief Executive Officer of the Company. In addition, the Executive shall perform all other duties and accept all other responsibilities incident to such position as may be reasonably assigned to Executive by the Board.

(c)	Best Efforts. During the period of Executive’s employment, the Executive shall devote Executive’s best efforts and full-time and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities are not competitive with the Company and do not interfere or conflict with Executive’s obligations to the Company hereunder, including, without limitation, the obligations pursuant to Section 6. Notwithstanding the foregoing, the Executive may (A) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder. The foregoing shall also not be construed as preventing the Executive from investing Executive’s assets in such form or manner as will not require any significant services on Executive’s part in the operation of the affairs of the businesses or entities in which such investments are made; provided, however, that the Executive shall not invest in any business competitive with the Company, except that the Executive shall be permitted to own not more than 5% of the stock of those companies whose securities are listed on a national securities exchange or quoted on the OTC Markets.

2.	Compensation and Other Benefits.

(a)	Base Salary. As compensation for the services to be rendered hereunder, the Company shall pay to the Executive an annual base salary of $500,000 (the “Base Salary”). The Base Salary may be subject to annual increases (but not decreases), as determined in the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board if the Company has established a Compensation Committee, otherwise by the Board. The Base Salary shall be paid in accordance with the Company’s payroll policies.

(b)	Bonus. The Executive shall be eligible for an annual target bonus payment equal, as a percentage of the Base Salary, to that received by all other C-Suite executives, subject to a minimum bonus of $100,000 per year. Subject to the minimum bonus set forth herein, the Bonus shall be determined based on the achievement of certain performance objectives of the Company as established by the Compensation Committee and communicated to the Executive in writing as soon as practicable after commencement of the year in respect of which the Bonus is paid. The Bonus may be greater or less than the target or minimum Bonus, based on the level of achievement of the applicable performance objectives.

(c)	Equity Awards. The Executive shall be eligible to receive stock options and other equity-based compensation awards under the Company’s incentive compensation plans and otherwise.

(d)	Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with such reasonable procedures as the Company may adopt generally from time to time.

(e)	Vacation. The Executive shall be entitled to vacation, holiday and sick leave at levels no less than commensurate with those provided to any other executive vice president, or comparable senior officer of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.

(f)	Retirement and Welfare Benefits. The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions, on a basis no less than commensurate with those provided to any other executive vice president of the Company. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Commencement Date, provided that any such amendment or termination shall be effective as to the Executive only if it is equally applicable to every other senior executive officer of the Company.

(g)	Perquisites. The Executive shall be provided with such other executive perquisites as may be provided to other executive vice presidents of the Company (including but not limited to health insurance and the use of a Company-provided automobile of a type similar to that being provided to other executive vice presidents of the Company and all operating and insurance costs related thereto).

(h)	Except as specifically provided to the contrary in this Agreement, Executive’s compensation and benefits, including those paid or provided under this Section 2, shall be fair and reasonable, giving due regard to compensation and benefits paid to other executives similarly situated, having similar duties and responsibilities, and similar skills, credentials, and qualifications.

3.	Termination.

(a)	Termination by the Company. The Company may terminate the Executive’s employment hereunder at any time for Cause or without Cause (as defined below).

(b)	Termination by Executive. The Executive may resign from Executive’s employment hereunder at any time, either with Good Reason (as defined below) or without Good Reason.

(c)	Termination by Death or Disability. In the event of the Executive’s death or total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) during the Term, the Executive’s employment shall terminate on the date of death or total disability.

(d)	Payments and Events Upon Termination.

(1)	Upon any termination of Executive’s employment by the Company, whether by the Company with cause or without Cause, or by Executive without or without Good Reason, or pursuant to Section 3(c):

(i)	the Company shall pay to Executive the Base Salary and benefits (then owed, or accrued and owed in the future, but in all events and without increasing the Executive’s rights under any other provision hereof, excluding any Bonus payments not yet paid) through the date of termination;

(ii)	the Company shall pay to Executive accrued but unpaid Bonus and benefits (then owed or accrued) through the date of termination; and

(iii)	the Company shall pay to executive any unreimbursed expenses incurred by the Executive pursuant to Section 2(d).

(2)	Upon any termination of Executive’s employment by the Company without Cause, or by the Executive with Good Reason, in addition to the payments and actions set forth in Section 3(d)(1):

(i)	the Company shall pay to Executive an amount equal to the Base Salary (other than Bonus) as determined as of the date of termination; and

(ii)	any unvested incentive awards (whether based in equity or cash, and specifically including, but not limited to, stock options and restricted stock) then held by the Executive shall immediately be vested in full.

(3)	Upon any termination of Executive’s employment by the Company with Cause, or by the Executive without Good Reason, in addition to the payments and actions set forth in Section 3(d)(1), any unvested incentive awards (whether based in equity or cash, and specifically including, but not limited to, stock options and restricted stock) then held by the Executive shall immediately be forfeited.

(4)	Each of the payments and items in Section 3(d)(1) and Section 3(d)(2)(i) shall be paid within 10 days following the date of termination.

(e)	“Cause” Defined.

(1)	As used in this Agreement, termination for “Cause” shall mean a termination based upon:

(i)	a material violation by Executive of any material written rule or policy of the Company (A) for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee, and (B) which the Executive fails to correct within 10 days after the Executive receives written notice from the Board of such violation;

(ii)	misconduct by the Executive to the material and demonstrable detriment of the Company; or

(iii)	the Executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony.

(2)	“Cause” shall not exist unless and until the Company has delivered to the Executive, along with the notice of Termination for Cause, a copy of a resolution duly adopted by the Board (excluding the Executive if the Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i), (ii) or (iv) above has occurred and specifying the particulars thereof in detail.

(f)	“Good Reason” Defined.

(1)	For the purposes of this Agreement, “Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following:

(i)	a significant diminution by the Company of the Executive’s role with the Company or a significant detrimental change in the nature and/or scope of the Executive’s status with the Company (including a diminution in title);

(ii)	a reduction in Base Salary or target or maximum Bonus, other than as part of an across the board reduction in salaries of management personnel (including all vice presidents and positions above) of less than 20%;

(iii)	at any time following a Change of Control (as defined below), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the Executive immediately prior to a Change of Control;

(iv)	the relocation of the Executive’s principal executive office to a location more than 50 miles further from the Executive’s principal residence than the Executive’s principal executive office immediately prior to such relocation, or any requirement that the Executive be based anywhere other than the Executive’s principal executive office; or

(v)	any other material breach by the Company of any of the terms and conditions of this Agreement.

(2)	A “Change of Control” shall be deemed to have occurred if, after the Commencement Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

4.	Payments.

(a)	Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or benefit provided to the Executive under this Agreement or otherwise, whether or not in connection with a Change of Control (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such that the Payment would be subject to an excise tax under section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by the Executive after the payment of any Excise Tax and any federal, state and local income and employment tax on the Gross-Up Payment, shall be equal to the Excise Tax due on the Payment and any interest and penalties in respect of such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Payment) in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b)	All determinations made pursuant to the foregoing paragraph shall be made by the Company which shall provide its determination and any supporting calculations (the “Determination”) to the Executive within thirty days of the date of the Executive’s termination or any other date selected by the Executive or the Company. Within ten calendar days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). The existence of any Dispute shall not in any way affect the Executive’s right to receive the Gross-Up Payments in accordance with the Determination. If there is no dispute, the Determination by the Company shall be final, binding and conclusive upon the Executive, subject to the application of Section 4(c). Within ten days after the Company’s determination, the Company shall pay to the Executive the Gross-Up Payment, if any. If the Company determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such Determination, furnish Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on Executive’s federal, state, local income or other tax return. The Company agrees to indemnify and hold harmless the Executive of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 4(b), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Company.

(c)	As a result of the uncertainty in the application of sections 4999 and 280G of the Code, it is possible that the Gross-Up Payments either will have been made which should not have been made, or will not have been made which should have been made, by the Company (an “Excess Gross-Up Payment” or a “Gross-Up Underpayment,” respectively). If it is established pursuant to (A) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (B) an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Gross-Up Payment has been made, such Excess Gross-Up Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Gross-Up Payment and the Executive shall repay the Excess Gross-Up Payment to the Company either (i) on demand, if the Executive is in possession of the Excess Gross-Up Payment or (ii) upon the refund of such Excess Gross-Up Payment to the Executive from the IRS, if the IRS is in possession of such Excess Gross-Up Payment, together with interest on the Excess Gross-Up Payment at (X) 120% of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually for any period during which the Executive held such Excess Gross-Up Payment and (Y) the interest rate paid to the Executive by the IRS in respect of any period during which the IRS held such Excess Gross-Up Payment. If a Gross-Up Underpayment occurs as determined under one or more of the following circumstances: (I) such determination is made by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or is made by the IRS, (II) such determination is made by a court, or (III) such determination is made upon the resolution to the Executive’s satisfaction of the Dispute, then the Company shall pay an amount equal to the Gross-Up Underpayment to the Executive within ten calendar days of such determination or resolution, together with interest on such amount at 120% of the applicable federal rate compounded semi-annually from the date such amount should have been paid to the Executive pursuant to the terms of this Agreement or otherwise, but for the operation of this Section 4(c), until the date of payment.

5.	Post-Termination Assistance. Upon the Executive’s termination of employment with the Company, the Executive agrees to fully cooperate in all matters relating to the winding up or completion of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of the Executives’ employment. The Executive further agrees that Executive will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company is or may become a party and as to which the Executive has knowledge; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses and also including attorneys’ fees, if and to the extent the retention of such counsel (A) is within the scope of the Company’s indemnification or defense obligations to the Executive or (B) is reasonably necessary and appropriate under the circumstances, and (ii) any such assistance may not unreasonably interfere with Executive’s then-current employment.

6.	Restrictive Covenants.

(a)	In consideration of the obligations of the Company hereunder, the Executive agrees that Executive shall not, during the Term and the Restricted Period (as defined below):

(1)	During the Term and the Restricted Period (as defined below) directly or indirectly become an employee, director, consultant or advisor of, or otherwise affiliated with, any entity which provides, in whole or in part, the same or similar services and/or products offered by the Company as of the cessation of Executive’s employment with the Company (each, a “Competing Business”) (unless the Competing Business constitutes less than 50% of the total revenues by such entity in the United States during the fiscal year of the Company immediately preceding the year of such termination), or (B) directly or indirectly solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company at any time on or after the date of such termination (unless more than six months shall have elapsed between the last day of such person’s employment by the Company and the first date of such solicitation or hiring);

(2)	during or after the Term, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any other action which disparages the Company or its officers, directors, businesses or reputations; or

(3)	during or after the Term, without the written consent of the Board, disclose to any person other than as required by law or court order, any confidential information obtained by the Executive while in the employ of the Company, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company by any member of the Board or by any other officer thereof to a third party without restrictions on the disclosure of such information.

(b)	In the event of a termination of Executive’s employment by the Company pursuant to Section 3(a) with Cause or a termination of this Agreement by Executive pursuant to Section 3(b) without Good Reason, the “Restricted Period” shall be a period of 18 months following the date of termination.

(c)	In the event of a termination of Executive’s employment by the Company pursuant to Section 3(a) without Cause or a termination of Executive’s employment by Executive pursuant to Section 3(b) with Good Reason or a termination of Executive’s employment pursuant to Section 3(c) in the event of the total disability of the Executive, the “Restricted Period” shall be a period of 12 months following the date of termination.

(d)	For the purpose of Section 5 and this Section 6 only, the term “Company” shall mean the Company and its subsidiaries. Notwithstanding the above, nothing in this Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(e)	It is the intent and understanding of each Party hereto that if, in any action before any arbitration panel, court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Section 6 is found to be unreasonable and for that or any other reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such arbitration panel, court or agency, and this Agreement may be modified by such arbitration panel, court or agency to effect the forgoing.

(f)	The Parties acknowledge and agree that Executive currently holds certain interests in the assets and intellectual property related to the facebank.com website and its operations. The ownership and operation of such assets and intellectual property is specifically permitted hereunder and shall not be deemed any breach or violation of any of the terms and conditions in this Agreement.

7.	Enforcement. The Executive hereby expressly acknowledges that the restrictions contained in Section 6 are reasonable and necessary to protect the Company’s legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of such restrictions will result in irreparable harm to the Company. The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of the restrictions contained in Section 6, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the [Southern District of New York], or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York County, New York], (ii) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in connection with any such proceeding.

8.	Survival. The provisions of Section 4, Section 5, Section 6, Section 7, this Section 8, Section 10, Section 15, Section 16, Section 17 and Section 18 of this Agreement shall survive the termination or expiration of this Agreement.

9.	No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others; provided, however, the Company shall have the right to offset the amount of any funds loaned or advanced to the Executive and not repaid against any severance obligations the Company may have to the Executive hereunder.

10.	Return of Documents. Upon termination of Executive’s employment, the Executive agrees to return all documents belonging to the Company in Executive’s possession including, but not limited to, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, books, notes and all copies thereof, whether in written, electronic or other form; provided that the Executive may retain copies of Executive’s rolodex. In addition, the Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in Executive’s possession, remain under Executive’s control, or have been transferred to any third person.

11.	Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

12.	Assignment. This Agreement may not be assigned by either party without the express prior written consent of the other party hereto, except that the Company (i) may assign this Agreement to any subsidiary or affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder without the written consent of the Executive, and (ii) will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.	Entire Agreement; Effectiveness of Agreement. This Agreement sets forth the entire agreement of the parties hereto and shall supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company. Notwithstanding the foregoing, this Agreement shall not supercede or replace any agreement entered into between the Company and the Executive with respect to any plan or benefit described in Section 2(e) or Section 2(f).

14.	Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

15.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO RULES GOVERNING CONFLICTS OF LAW AND THE PARTIES HERETO SPECIFICALLY CONSENT TO THE JURISDICTION AND VENUE OF THE FEDERAL AND STATE COURTS LOCATED IN [NEW YORK COUNTY, NY] OVER ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT.

16.	Arbitration. Other than as set forth in Section 7 , any controversy, claim or dispute arising out of or relating to this Agreement or the Executive’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in [New York, NY] pursuant to then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. It is the intent of the Company that, following a Change of Control, the Executive shall not be required to incur any expenses associated with the enforcement of Executive’s rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the Company shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by the Executive in enforcing any of the obligations of the Company under this Agreement, or in defending any action by the Company against the Executive in respect of such obligations or the obligations of the Executive under this Agreement, if such action is commenced on or following a Change of Control. The Company shall pay such expenses to the Executive upon demand in connection with any action described in the preceding sentence which is commenced prior to a Change of Control if the Executive substantially prevails on at least one material issue in dispute.

17.	Indemnification. During the Term, the Executive shall be entitled to indemnification and insurance coverage for directors and officers liability, fiduciary liability and other liabilities arising out of the Executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive or member of the Board and to the full extent provided by or allowable under the Company’s certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the Term. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

18.	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by email with return receipt requested, registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service, addressed as set forth below, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) upon personal delivery upon the party for whom it is intended, (ii) if delivered by electronic mail, upon receipt of confirmatory electronic mail from recipient, or (iii) if delivered by registered or certified mail or by a nationally recognized overnight courier service, upon receipt of proof of delivery.

If to Executive:	If to the Company:
At the address for Executive as provided to the Company.	Recall Studios, Inc. Attn: Chairman of the Board 1115 Broadway, 12th Floor, New York, NY 10010

19.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

20.	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Commencement Date.

Recall Studios, Inc.

By:	/s/ Frank Esposito
Name:	Frank Esposito
Title:	Chief Legal Officer

John Textor

By:	/s/ John Textor
Name:	John Textor